SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2003

Robbins & Myers, Inc.
 (Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1400 Kettering Tower, Dayton, OH		45423

(Address of principal executive offices)		(Zip code)

937-222-2610
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure
SIGNATURES

Item 5. Other Events and Regulation FD Disclosure

ROBBINS & MYERS REPORTS SECOND QUARTER
AND FIRST HALF RESULTS
REAFFIRMS EARNINGS GUIDANCE

DAYTON, OHIO, March 27, 2003 . . . Robbins & Myers, Inc. (RBN) today announced its sales and earnings for the second quarter and six months ended February 28, 2003. Earnings of $.21 per share for the quarter were consistent with the Company’s previously announced guidance and reflect a positive sequential improvement over the first quarter of the fiscal year.

Gerald L. Connelly, President and Chief Executive Officer of Robbins & Myers, Inc., stated, “We are pleased with the solid second quarter performance in light of the recessionary environment present in the capital goods markets. This quarter we saw an encouraging sequential improvement second quarter to first quarter in sales, EBIT and free cash flow.” The Company reported a positive 50% sequential improvement in the second quarter earnings per share over the first quarter of the fiscal year.

Connelly continued, “Orders were at their highest level in two and one-half years. Current backlog also has reached its highest point since mid-2001. We remain somewhat cautious as capital spending across our served markets continues its weakness due to the current geopolitical uncertainty. Looking forward regionally, we see activity in the U.S. as improving, Europe showing softness and Asia remaining strong.”

The Company’s Pharmaceutical Segment sales increased 7.2% or $5.4 million sequentially over the first quarter, partially due to a positive foreign currency exchange rate impact. This segment performance for the quarter reflected continued growth even in light of the weak European economic climate.

Quarterly sales and earnings for the Energy Segment reflect a modest improvement over the first quarter. Recent rig count increased slightly due primarily to a pick-up in natural gas activity with no appreciable increase in oil drilling activity this quarter.

The Company’s Industrial Segment sales for the second quarter increased $2.6 million or 9.4% over the first quarter with a corresponding improvement in earnings. This was primarily due to higher municipal wastewater market pump sales by our Moyno business unit and an improvement in Chemineer’s performance and outlook.

Second quarter sales were $134.2 million and $130.0 million for fiscal 2003 and 2002, respectively. Sales and EBIT were positively impacted by changes in the foreign currency exchange rates, primarily due to the strengthening of the Euro. Excluding the exchange rate impact, second quarter sales were $6.2 million lower than the same quarter of the previous year and EBIT declined $3.1 million. EBIT was disproportionally lower due primarily to pricing pressure in Europe. EBIT for the quarter was $8.9 million compared to $11.2 million reported for the same period of fiscal 2002. Net income for the quarter was $3.0 million versus $4.2 million for the second quarter of 2002. Diluted earnings per share for the quarter were $.21 and $.34 for the same period of 2002.

Sales for the first six months were $259.0 million compared with $269.4 million for the first six months of fiscal 2002. First half EBIT was $15.9 million and $23.9 million for the same period last year. Excluding the positive exchange rate impact, sales for the first six months were $25.6 million lower and EBIT was $9.2 million lower than the first six months of fiscal 2002.

Net income for the first half of this fiscal year was $5.0 million versus $9.6 million for fiscal 2002. Diluted earnings per share for the first six months of fiscal 2003 and 2002 were $.35 and $.76, respectively.

Connelly stated, “Robbins & Myers continues its strong free cash flow generation. Looking forward, the balance of this fiscal year will continue to be challenging in light of the continued unsettled economic climate. We will, however, continue our focus on cost control and solid cash generation. We remain well positioned for significant earnings improvement as volume returns. We anticipate diluted earnings per share for the third quarter to be in the range $.28 to $.33. Our previously announced range for diluted earnings per share for the fiscal year remains unchanged at $1.10 to $1.25.”

The Company also announced that its Board of Directors approved a regular quarterly dividend of $.055 per share (annual rate $.22) and is payable April 30, 2003 to shareholders of record as of April 11, 2003.

Conference Call
Robbins & Myers, Inc. has scheduled a conference call and webcast for 11:00 a.m./EST on Thursday, March 27, 2003 to review the second quarter and first half results. Please contact the Company’s Investor Relations to register for the call. The webcast of the call is available at the Company’s website at www.robbinsmyers.com.

Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment for the pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio the Company has manufacturing facilities in the United States, Canada, Europe, Brazil, Mexico, Singapore, Venezuela, Australia, China, France, India, and Taiwan.

In addition to historical information, this release contains forward-looking statements, identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, continued availability of acceptable acquisition candidates and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

The Company’s common stock trades on the New York Stock Exchange under the symbol RBN.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(in thousands)	February 28, 2003	August 31, 2002

ASSETS

Current Assets:

Cash and cash equivalents	$11,062	$10,534

Accounts receivable	113,085	113,711

Inventories	97,959	92,446

Other current assets	10,335	12,318

Deferred taxes	14,465	14,071

Total Current Assets	246,906	243,080

Goodwill & Other Intangible Assets	308,015	289,552

Other Assets	6,990	6,201

Property, Plant & Equipment	145,169	143,859

	$707,080	$682,692

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$44,502	$41,964

Accrued expenses	78,722	83,871

Current portion of long-term debt	6,777	4,526

Total Current Liabilities	130,001	130,361

Long-Term Debt — Less Current Portion	208,905	203,920

Deferred Taxes	8,717	8,708

Other Long-Term Liabilities	81,801	79,210

Shareholders’ Equity	277,656	260,493

	$707,080	$682,692

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)

	Three Months Ended		Six Months Ended

	February 28,	February 28,	February 28,	February 28,
(in thousands, except per share data)	2003	2002	2003	2002

Sales	$134,155	$130,002	$258,983	$269,389

Cost of sales	88,908	86,480	172,188	178,923

Gross profit	45,247	43,522	86,795	90,466

SG&A expenses	35,826	31,672	69,792	65,433

Amortization expense	571	623	1,110	1,181

Other	0	0	0	0

Income before interest and income taxes	8,850	11,227	15,893	23,852

Interest expense	3,852	4,566	7,710	8,619

Income before income taxes and minority interest	4,998	6,661	8,183	15,233

Income tax expense	1,675	2,228	2,742	5,100

Minority interest	280	263	408	522

Net income	$3,043	$4,170	$5,033	$9,611

Net Income Per Share:

Basic	$0.21	$0.35	$0.35	$0.81

Diluted	$0.21	$0.34	$0.35	$0.76

Weighted Average Common Shares Outstanding:

Basic	14,358	11,832	14,351	11,802

Diluted	16,643	14,115	16,604	14,114

Orders	$153,485	$117,170	$281,177	$240,926

Backlog	$147,513	$114,930	$147,513	$114,930

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended

	February 28,	February 28,	February 28,	February 28,
(in thousands)	2003	2002	2003	2002

Sales

Pharmaceutical	$80,362	$79,578	$155,308	$162,783

Industrial	30,464	27,727	58,307	60,170

Energy	23,329	22,697	45,368	46,436

Total	$134,155	$130,002	$258,983	$269,389

Income Before Interest and Income Taxes (EBIT)

Pharmaceutical	$4,391	$9,156	$8,113	$17,353

Industrial	2,354	463	4,170	2,733

Energy	5,009	4,278	9,522	9,090

Corporate and Eliminations	(2,904)	(2,670)	(5,912)	(5,324)

Total	$8,850	$11,227	$15,893	$23,852

Depreciation and Amortization

Pharmaceutical	$2,683	$2,588	$5,304	$5,334

Industrial	1,227	1,479	2,475	3,015

Energy	1,401	1,382	2,784	2,838

Corporate and Eliminations	349	224	684	435

Total	$5,660	$5,673	$11,247	$11,622

Orders

Pharmaceutical	$99,452	$67,815	$174,411	$142,180

Industrial	30,982	27,118	61,506	54,574

Energy	23,051	22,237	45,260	44,172

Total	$153,485	$117,170	$281,177	$240,926

Backlog

Pharmaceutical	$119,823	$87,437	$119,823	$87,437

Industrial	24,472	22,264	24,472	22,264

Energy	3,218	5,229	3,218	5,229

Total	$147,513	$114,930	$147,513	$114,930

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date:	March 27, 2003	By:/s/ Kevin J. Brown Kevin J. Brown Vice President and Chief Financial Officer